Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated March 20, 2009 (except for Note S and the fourth paragraph of Note A as to which the date is October 8, 2009, Note B(28) as to which the date is December 10, 2009 and Note B(2) as to which the date is January 25, 2010) with respect to FriendFinder Networks Inc. and November 6, 2008 with respect to Various, Inc. in Amendment No. 10 to the Registration Statement on Form S-1 and the related Prospectus of FriendFinder Networks Inc. dated January 28, 2010.

/s/ Eisner LLP

New York, New York

January 28, 2010